MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Institutional Funds, Inc., a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is one hundred million (100,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of one million dollars ($1,000,000). Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is one hundred ten million (110,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of one million one hundred thousand dollars ($1,100,000). This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles, the Board of Directors has voted to classify 10,000,000 of the currently unclassified shares of the above mentioned 110,000,000 shares in order to allocate authorized shares to the new International Fund, as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
International Fund	0	10,000,000	10,000,000

Allocations for all other classes not shown remain unchanged. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: February 5, 2019	MUTUAL OF AMERICA
INSTITUTIONAL FUNDS, INC.

Attest:

/s/ Scott Rothstein	/s/ James J. Roth
Scott H. Rothstein	James J. Roth
Secretary	Chairman, President and CEO